Exhibit 4.5

Description of Securities

The following description sets forth certain material terms and provisions of the securities of Diversey Holdings, Ltd. (“we,” “us,” “our” or the “Company”) that are registered under Section 12 of the Securities Exchange Act of 1934, as amended.

The following description of the Company’s securities is a summary and does not purport to be complete. This description is qualified in its entirety by reference to our amended and restated memorandum and articles of association, each of which is incorporated by reference as an exhibit to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission of which this Exhibit is a part. The summary below is also qualified by reference to the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) and common law of the Cayman Islands.

General

As of December 31, 2021, our authorized share capital consisted of $120,000, comprised of 1,000,000,000 ordinary shares, each with a par value of $0.0001, and 200,000,000 preferred shares, each with a par value of $0.0001. As of January 31, 2022, 318,616,403 ordinary shares were issued and outstanding. Diversey Holdings, Ltd. was incorporated in the Cayman Islands on November 3, 2020 with registered number 367679. Our affairs are governed by our memorandum and articles of association and the Companies Act and the common law of the Cayman Islands.
Ordinary Shares

Holders of ordinary shares are entitled to cast one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. The holders of ordinary shares are entitled to receive ratably such dividends, if any, as may be declared by our directors out of funds legally available therefore. We have not in the past paid and do not expect for the foreseeable future to pay, dividends on our ordinary shares. Instead, we anticipate that all of our earnings, if any, in the foreseeable future will be used for working capital and other general corporate purposes. Any future determination to pay dividends are at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions. Such holders do not have any preemptive or other rights to subscribe for additional shares. All holders of ordinary shares are entitled to share ratably in any assets for distribution to shareholders upon our liquidation, dissolution or winding up.

There are no conversion, redemption or sinking fund provisions applicable to the ordinary shares.

Preferred Shares

Pursuant to our articles of association, our board of directors is authorized, without any action by our shareholders, to designate and issue preferred shares in one or more series and to designate the powers, preferences and rights of each series, which may be greater than the rights of our ordinary shares. It is not possible to state the actual effect of the issuance of any shares of preferred shares upon the rights of holders of our ordinary shares until the board of directors determines the specific rights of the holders of such preferred shares. However, the effects might include, among other things:

•impairing dividend rights of our ordinary shares;
•diluting the voting power of our ordinary shares;
•impairing the liquidation rights of our ordinary shares; and
•delaying or preventing a change of control of us without further action by our shareholders.

No shares of our preferred shares are outstanding, and we have no present plan to issue any of our preferred shares following this offering.

Limitations on the Right to Own or Vote Shares

As a Cayman Islands company, we may not hold our own shares as a shareholder, save for shares that are redeemed or repurchased by us or surrendered by a shareholder and held as treasury shares. We may not exercise any voting or other rights in respect of treasury shares nor may any dividend be declared or paid or other distribution be made in respect of treasury shares. However, bonus shares may be issued in respect of treasury shares although they will, in turn, be treated as treasury shares.

Limitations on Transfer of Shares

Our articles of association give our directors, at their discretion, the right to decline to register any transfers of shares that are not fully paid-up shares.

Disclosure of Shareholder Ownership

There are no provisions in our memorandum of association or articles of association governing the ownership threshold above which shareholder ownership must be disclosed by any shareholder.

Changes in Share Capital

We may, from time to time, by ordinary resolution passed by a majority of the votes cast by shareholders present at a shareholder meeting entitled to vote on such resolution, or passed by a unanimous written consent of shareholders entitled to vote for so long as we are a controlled company, increase our share capital by such sum, to be allocated among shares of such par value, as the resolution shall prescribe. The new shares shall be subject to the same provisions with reference to the payment of calls, liens, transfers, transmissions, forfeitures and otherwise as the shares in the original share capital. We may by ordinary resolution passed at a shareholder meeting by a majority of the votes cast by shareholders present at such meeting and entitled to vote on such resolution, or passed by a unanimous written consent of shareholders entitled to vote for so long as we are a controlled company:

•consolidate our share capital into shares of larger par value than our existing shares;
•sub-divide our share capital into shares of smaller par value;
•divide our shares into multiple classes; and
•cancel any shares which, at the date of the passing of the resolution, have not been issued and diminish the amount of the shares so cancelled.

We may by special resolution passed by at least two-thirds of the votes cast by shareholders present at a shareholder meeting and entitled to vote on such resolution, or passed by a unanimous written consent of shareholders entitled to vote for so long as we are a controlled company, reduce our share capital to the extent not representing shares in issue or following court application and consent, reduce our share capital in relation to shares in issue or any capital redemption reserve fund maintained in accordance with the Companies Act.

Business Opportunities

Our articles of association, to the maximum extent permitted from time to time by Cayman Islands law, renounce any interest or expectancy that we have in, or any right to be offered an opportunity to participate in, any business opportunities that are from time to time presented to certain investment funds advised by Bain Capital Private Equity, L.P. (“Bain Capital”), its affiliates or any of its directors, partners, principals, officers, members, manager and/or employees who is also a director or officer (“Exempted Persons”) other than to those directors who are employed by us or our subsidiaries, unless the business opportunity is expressly offered to such person in his or her capacity as a director or officer.

Our articles of association provide that, to the maximum extent permitted from time to time by Cayman Islands law, none of the Exempted Persons, or any director who is not employed by us or any of his or her affiliates, will have any duty to refrain from (1) engaging in similar lines of business in which we or our affiliates are presently engaged or propose to engage or (2) otherwise competing with us or our affiliates. In addition, our articles of association provide that, to the maximum extent permitted from time to time by Cayman Islands law, in the event that any Exempted Person or any non-employee director acquires knowledge of a potential transaction or other business opportunity, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves itself, himself or herself or offer it to another person or entity unless the business opportunity is expressly offered to such person in his or her capacity as our director. Our articles of association provide that, our articles of association may only be amended with the consent of Bain Capital, for so long as Bain Capital beneficially owns at least 20% of the voting power of our outstanding shares.

Anti-Takeover Provisions

Our amended and restated memorandum and articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction.

Our amended and restated memorandum and articles of association provides for our board of directors to be divided into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of the board of directors will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting shares from obtaining control of the board of directors until the second annual shareholders’ meeting following the date the acquiror obtains the controlling share interest. The classified board provision may have the effect of discouraging a potential acquiror from making an unsolicited tender offer or otherwise attempting to obtain control of us and to increase the likelihood that incumbent directors will retain their positions.

In addition, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares. Preferred shares could be issued quickly with terms having the effect of delaying or preventing a change in control of our company or making removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ordinary shares may fall and the voting and other rights of the holders of our ordinary shares underlying the ordinary shares may be materially and adversely affected.